Exhibit 99.1

Mueller Water Products Appoints Melissa Rasmussen as Chief Financial Officer

ATLANTA, Jan. 16, 2025 (GLOBE NEWSWIRE) -- Mueller Water Products, Inc. (NYSE: MWA), a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America, announced that it has named Melissa Rasmussen as its Senior Vice President and Chief Financial Officer (CFO) effective March 4, 2025 following a comprehensive search with the support of a leading executive search firm.
Ms. Rasmussen is a seasoned financial executive with more than 25 years of experience, most recently serving as the CFO of National Vision, Inc. (Nasdaq: EYE). Ms. Rasmussen joined National Vision in 2019 as the Chief Accounting Officer prior to her promotion to CFO in 2023, where she has led financial planning and analysis, accounting, SEC reporting, treasury, tax, investor relations, and internal audit functions during her tenure. Ms. Rasmussen began her career at Lexmark International, Inc., and over her 20-plus year tenure, she held various financial management roles of increasing responsibility, culminating in service as Lexmark International’s Global Corporate Controller. Throughout her career, she has gained significant financial and operational experience through various roles, including mergers and acquisitions, capital market transactions, financial planning and analysis, international operations, investor relations, and systems implementation. Ms. Rasmussen holds a Bachelor of Science in Accounting from the University of Kentucky and is a Certified Public Accountant.
“I am excited to welcome Melissa to the Mueller team. As a highly skilled and versatile public-company CFO with extensive experience developing and executing strategic initiatives and driving financial and operational improvements, she will be a strong addition to our organization,” said Martie Edmunds Zakas, Chief Executive Officer of Mueller Water Products. “Her deep finance and accounting expertise and outstanding leadership skills will be critical to developing talent and delivering long-term value to shareholders. I look forward to partnering with her to drive Mueller’s continued success.”
Ms. Rasmussen added, “I am honored to join Mueller at such an important time for the company as it continues to further its commitment to helping customers and communities address the growing challenges from the aging North American water infrastructure. I am excited to support the company’s initiatives to drive continued financial and operational improvement and deliver further value for all stakeholders.”

As previously announced, Mr. Steve Heinrichs will transition from his Chief Financial Officer and Chief Legal and Compliance Officer roles and remain available to the Company on a consulting basis until September 30, 2025, to help ensure a smooth transition.
“We are grateful for Steve’s contributions to Mueller and support through this transition. We wish him the best in his future endeavors,” Ms. Zakas added.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.
Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Jenny Barabas
470-806-5771
jbarabas@muellerwp.com
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